Exhibit 99.1

Genesis Energy, L.P. Commences Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a private placement to eligible purchasers of $300 million in aggregate principal amount of senior unsecured notes due 2021. The notes will be co-issued with Genesis Energy, L.P.’s subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of Genesis Energy, L.P.’s existing and future subsidiaries. Genesis Energy, L.P. intends to use net proceeds from the offering to repay outstanding borrowings under its revolving credit facility and for general partnership purposes.

The offer and sale of the securities has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered and issued only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements as defined under federal law. Although Genesis Energy, L.P. believes that its expectations are based upon reasonable assumptions, no assurance can be given that Genesis Energy, L.P.’s goals will be achieved, including statements regarding its ability to close successfully the offering and to use the net proceeds as indicated above. Actual results may vary materially. Genesis Energy, L.P. undertakes no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer